Exhibit 21


SUBSIDIARIES


Subsidiaries of Registrant, wholly owned:

     Lake River Corporation, an Illinois corporation.

     North American Galvanizing Company, a Delaware corporation.

     Boyles Galvanizing Company, a Delaware corporation, doing business as "North American Galvanizing Company."

     KP Disposition Corp., a Georgia corporation.


Subsidiaries of North American Galvanizing Company, wholly owned:

     Reinforcing Services, Inc., an Oklahoma corporation.

     Spin-Galv, Inc., an Oklahoma corporation.

     Rogers Galvanizing Co.-Kansas City, an Oklahoma corporation.